Exhibit 99.1

ZVUE Receives Letters of Non-Compliance from NASDAQ

SAN FRANCISCO, CA, October 13, 2008 -- ZVUE Corporation (NASDAQ: ZVUE), a global digital entertainment company, today announced that it had received several letters from the NASDAQ Stock Market ("NASDAQ") regarding the Company’s non-compliance with various Marketplace Rules.

On October 7, 2008, the Company received a letter from the NASDAQ notifying the Company that the terms of Amendment No. 1, dated as of July 20, 2008, to the Asset Purchase Agreement (“APA”), dated as of August 1, 2007, between the Company, its wholly owned subsidiary and Eric’s Universe, Inc (“EU”) could result in the issuance of certain shares of the Company’s common stock without stockholder approval. NASDAQ indicated in such letter that Eric and Neil Bauman, who control EU, were employees of the Company when the Amendment was entered into, thus triggering the shareholder approval requirement of Marketplace Rule 4350(i)(1)(A). Furthermore, NASDAQ’s letter stated that Amendment No. 1 to the APA provides for the potential issuances of future priced securities, which may result in nearly unlimited potential issuances of the Company’s common stock at a discount to the market price of the Company’s common stock on the date of Amendment No. 1. As a result, NASDAQ asserted that Amendment No. 1 also required shareholder approval under Marketplace Rules 4350(i)(1)(C) and 4350(i)(1)(D).

As the Company previously disclosed, the Company and EU entered into a letter agreement, dated as of October 6, 2008, modifying the terms of Amendment No. 1 to the APA. Under the letter agreement, the parties agreed that the Company shall not issue EU any common stock unless, and until, the Company has obtained stockholder approval for such issuance in accordance with Marketplace Rule 4350(i) that would not have been required to be issued by the Company to EU by the APA without giving effect to Amendment No.1. The NASDAQ has determined that the Company has regained compliance with the Marketplace Rules identified in its letter of October 7, 2008.

In addition, the Company recently received two other letters from the NASDAQ regarding non-compliance with Marketplace Rules 4350(c)(1) and 4350(d)(2), respectively. One such letter notified the Company that, because it has just two independent directors on its five member Board, it does not meet the independent director requirements for continued listing on the Nasdaq Stock Market. The NASDAQ has advised the Company that it is reviewing the Company’s eligibility for continued listing on the Nasdaq Stock Market, and has asked that the Company provide the NASDAQ with a specific plan and timetable to achieve compliance with the Rule by October 21, 2008. The other such letter notified the Company that, as a result of Mr. Curry’s recent resignation from the Company’s audit committee, the Company no longer complies with Nasdaq’s audit committee requirements. However, consistent with Marketplace Rule 4350(d)(4), NASDAQ will provide the Company with a cure period until the Company’s next annual shareholders’ meeting in order to regain compliance with Nasdaq’s audit committee requirements.

About ZVUE Corporation
ZVUE Corporation (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) is consistently among the top-five companies providing user-generated video online and ranked in the top 50 online entertainment companies overall by comScore. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Networks, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) future financial results and financing requirements; (ii) development of new products and service offerings; (iii) the Company’s ability to monetize, grow users and obtain synergies from acquired user-generated content providers; (iv) the Company’s ability to integrate acquisitions; (v) the effectiveness, profitability, and marketability of the Company’s current and prospective products and services; (vi), the impact of current, pending, or future legislation and regulation on the Company’s industry; and (vii) the impact of competitive products, services, pricing or technological changes. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

ZVUE INVESTOR CONTACT:
For ZVUE Corporation
Contact:
American Capital Ventures
Howard Gostfrand, 305-918-7000 (Investors)
hg@amcapventures.com